Exhibit 13

CANCELLATION AND EXCHANGE AGREEMENT

THIS CANCELLATION AGREEMENT (this “Agreement”) is made and entered into as of September 22, 2022 (the “Effective Date”), by and among Signing Day Sports, Inc., a Delaware corporation (the “Company”), and the undersigned holder of the SAFE (as defined below) set forth on the signature page (the “Holder” and, together with the Company, the “Parties”).

RECITALS

A. The Holder is the record and beneficial owner of the SAFE identified on the signature page of this Agreement (the “SAFE”).

B. The Parties desire to cancel the SAFE and in consideration therefor the Company desires to issue to the Holder the number of shares of common stock, $0.000 l par value per share, of the Company (the “Cancellation Shares”) set forth on the signature page hereto.

C. The Holder desires to accept such Cancellation Shares in exchange for the SAFE.

AGREEMENT

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned do hereby agree as follows:

1. Holder hereby agrees to surrender the SAFE to the Company free and clear of all claims, charges, liens, contracts, rights, options, security interests, mortgages, encumbrances and restrictions of every kind and nature (collectively, “Claims”) in exchange for the Cancellation Shares. After such cancellation, Holder acknowledges and agrees that all such SAFE shall no longer be outstanding, and Holder shall have no further rights with respect to (a) any of the SAFE, (b) the equity ownership in the Company represented thereby, or (c) rights under any pro rata agreement or side letter granting a preemptive or similar right or (d) the acquisition of any additional equity interest in the Company.

2. Holder hereby represents and warrants that Holder owns the SAFE beneficially and of record, free and clear of all Claims. Holder has never transferred or agreed to transfer the SAFE, other than pursuant to this Agreement. There is no restriction affecting the ability of Holder to transfer the legal and beneficial title and ownership of the SAFE to the Company for cancellation. Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, nor the performance of this Agreement in compliance with its terms and conditions by Holder will conflict with or result in any violation of any agreement, judgment, decree, order, statute or regulation applicable to Holder, or any breach of any agreement to which Holder is a party, or constitute a default thereunder, or result in the creation of any Claim of any kind or nature on, or with respect to Holder or Holder’s assets, including, without limitation, Holder’s equity interests in the Company.

3. The Cancellation Shares are being acquired by the Holder for its account, for investment purposes and not with a view to the sale or distribution of all or any part of the Cancellation Shares, nor with any present intention to sell or in any way distribute the same, as those terms are used in the Securities Act of 1933, as amended (the “Act”), and the rules and regulations promulgated thereunder. The Holder has sufficient knowledge and experience in financial matters so as to be capable of evaluating the merits and risks of acquiring the Cancellation Shares hereunder. The Holder has reviewed copies of such documents and other information as the Holder has deemed necessary in order to make an informed investment decision with respect to its acquisition of the Cancellation Shares. The Holder understands that the Cancellation Shares may not be sold, transferred or otherwise disposed of without registration under the Act or the availability of an exemption therefrom, and that in the absence of an effective registration statement covering the Cancellation Shares or an available exemption from registration under the Act, the Cancellation Shares must be held indefinitely. Further, the Holder understands and has the financial capability of assuming the economic risk of an investment in the Cancellation Shares for an indefinite period of time. The Holder has been advised by the Company that the Holder will not be able to dispose of the Cancellation Shares, or any interest therein, without first complying with the relevant provisions of the Act and any applicable state securities laws. The Holder understands that the provisions of Rule 144 promulgated under the Act, permitting the routine sales of the securities of certain issuers subject to the terms and conditions thereof, are not currently, and may not hereafter be, available with respect to the Cancellation Shares. The Holder acknowledges that the Company is under no obligation to register the Cancellation Shares or to furnish any information or take any other action to assist the undersigned in complying with the terms and conditions of any exemption which might be available under the Act or any state securities laws with respect to sales of the Cancellation Shares in the future. The Holder is an “Accredited Investor” as defined in rule 501 (a) of Regulation D of the Act.

4. At the request of the Company and without further consideration, Holder will execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation as may be reasonably requested in order to effectively transfer, convey and assign to the Company for cancellation of the SAFE.

5. This Agreement is a binding agreement and constitutes the entire agreement between the Parties with respect to the subject matter hereof.

6. This Agreement is binding upon and inures to the benefit of the successors and assigns of the Parties hereto.

7. This Agreement shall be governed by and construed under the laws of the State of Delaware without regard to principles of conflicts of law.

8. This Agreement may be executed in identical counterparts. Each counterpart hereof shall be deemed to be an original instrument, but all counterparts hereof taken together shall constitute a single document. Facsimile, emailed PDFs and electronic signatures shall be deemed originals.

9. The Parties hereto agree to use their reasonable best efforts to cooperate with one another to discharge their respective obligations under this Agreement and to satisfy the intents and purposes of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Note Cancellation Agreement as of the date first above written.

COMPANY:

SIGNING DAY SPORTS, INC.

By:	/s/ Dennis Gile
Name:	Dennis Gile
Title:	President

HOLDER:

Nelson Revocable Living Trust
Print Name Above

/s/ Daniel D. Nelson
Sign Above

lf signer is an entity, specify name and title of authorized signer below:

Name:	Daniel Nelson
Title:	Trustee

SAFE Date	SAFE Investment Amount	Number of Cancellation Shares to be Received (SAFE Investment Amount Divided by $[*], which is based upon a $25 million valuation for the Company)
4/23/2021	100,000	149,254

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